For Further Information:

Big Dog Holdings, Inc.
121 Gray Avenue
Santa Barbara, California 93101
www.bigdogs.com
www.thewalkingcompany.com
CONTACT:

Investor Information
(805) 963-8727, ext. 1360
alexisd@bigdogs.com

For Immediate Release:
May 7, 2007

Big Dog Holdings, Inc. Announces First Quarter 2007 Financial Results

Santa Barbara, California - May 7, 2007... Big Dog Holdings, Inc. (NASDAQ: BDOG; www.bigdogs.com; www.thewalkingcompany.com), a developer and retailer of branded, lifestyle consumer products, today reported the financial results for the first quarter ended March 31, 2007.

For the quarter ended March 31, 2007, consolidated net sales were $44,224,000, a 14% increase, as compared with $38,671,000 in the first quarter 2006. Our consolidated net sales increased primarily due to the addition of 13 net new The Walking Company (“TWC”) stores. The Company had a total of 295 stores opened (145 Big Dogs stores and 150 TWC stores) at the end of the period, as compared with 304 stores opened on March 31, 2006 (167 Big Dogs stores and 137 TWC stores.) Comparable retail store sales increased 7.0% for the quarter (12.6% increase for TWC chain and 5.0% decline for the Big Dogs chain.) Total consolidated gross profit for the quarter increased to 52.7% of net sales or $23,300,000 as compared with 52.0% of net sales or $20,097,000 in the first quarter 2006. Gross margins for TWC and Big Dogs increased to 52% and 54.5% compared to 51.6% and 52.7%, respectively, for the same period last year.

Consolidated operating expenses in the first quarter 2007 were $29,210,000 or 66.0% of sales compared to $24,886,000 or 64.4% in 2006. The percentage increase in consolidated operating expenses primarily relates to the Big Dogs’ smaller revenue base, additional expenses relating to the relocation of the Company’s distribution center and an increase in depreciation and amortization expenses. Consolidated operating loss for the first quarter 2007 was $5,910,000 compared to $4,789,000 for the first quarter 2006. The consolidated net loss per share for the first quarter 2007 increased to $.44 per share, as compared with a consolidated net loss of $.35 per share for the first quarter 2006.

Andrew Feshbach, Chief Executive Officer, stated, “We had a $1.1 million increase in our operating loss, this quarter versus last year which is primarily the result of an increase in depreciation expense, one-time expenses incurred due to our distribution center move, and the decline in our Big Dogs’ business. Our outlook for the 2nd quarter is optimistic as our TWC business continues to perform strongly. We also believe our Big Dogs’ business is stabilizing and the start up of our distribution center is complete which will all contribute to a successful 2nd quarter.”

Today’s Conference Call

Today the Company will host a conference call at 1:30PM PDT to discuss financial results for the Quarter Ended March 31, 2007. Dial in information is as follows: U.S. Toll Free: 1-800-434-1335. Participant code (to be given to the operator): 468143#. In the event you are unable to attend a recordable copy will be available two (2) hours after the call has ended. Dial in information to listen to the recorded call is as follows: 1-800-750-4065, Participant code: 53456589#.

Big Dog Holdings, Inc. consists of Big Dogs and The Walking Company. Big Dogs develops, markets and retails a branded, lifestyle collection of unique, high-quality, popular-priced consumer products, including activewear, casual sportswear, accessories and gifts. The BIG DOGS® brand image is one of quality, value and fun. The BIG DOGS® brand is designed to appeal to people of all ages and demographics, particularly baby boomers and their kids, big and tall customers, and pet owners. In addition to its 144 retail stores, Big Dogs markets its products through its catalogs, corporate sales accounts and Internet sales. The Walking Company is a leading independent specialty retailer of high quality, technically designed comfort walk wear and accessories that features premium brands such as ECCO, Mephisto, Dansko, Birkenstock and Merrell among many others. These products have particular appeal to one of the largest and most rapidly growing demographics in the nation. The Walking Company operates 152 stores in premium malls across the nation.

Safe Harbor Statement Under the Private Securities Litigation Act 1995- With the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. The actual future sales and other results of the Company could differ significantly from those statements. Further information on the Company’s risk factors is contained in the Company’s quarterly and annual reports as filed with the Securities and Exchange Commission.

BIG DOG HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,
	2007	2006

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$789,000	$740,000
Receivables, net	2,187,000	1,061,000
Inventories	74,018,000	57,249,000
Prepaid expenses and other current assets	1,817,000	2,153,000
Deferred income taxes	6,363,000	3,503,000
Total current assets	85,174,000	64,706,000
PROPERTY AND EQUIPMENT, Net	25,927,000	15,118,000
INTANGIBLE ASSETS, Net	4,016,000	4,387,000
GOODWILL	3,131,000	3,131,000
DEFERRED INCOME TAXES	1,740,000	1,835,000
OTHER ASSETS	462,000	358,000
TOTAL	$120,450,000	$89,535,000

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Short-term borrowings	$38,774,000	$17,417,000
Current portion of long-term debt	2,353,000	1,882,000
Accounts payable	18,004,000	15,222,000
Accrued expenses and other current liabilities	5,758,000	4,926,000
Total current liabilities	64,889,000	39,447,000
NOTES PAYABLE	2,621,000	4,360,000
CAPITAL LEASE OBLIGATIONS	2,243,000	12,000
DEFERRED RENT AND LEASE INCENTIVES	4,850,000	1,533,000
DEFERRED GAIN ON SALE-LEASEBACK	129,000	182,000
Total liabilities	74,732,000	45,534,000
STOCKHOLDERS' EQUITY	45,718,000	44,001,000
TOTAL	$120,450,000	$89,535,000

BIG DOG HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006

NET SALES	$44,224,000	$38,671,000
COST OF GOODS SOLD	20,924,000	18,574,000
GROSS PROFIT	23,300,000	20,097,000
OPERATING EXPENSES:
Selling, marketing and distribution	25,340,000	21,540,000
General and administrative	2,055,000	2,020,000
Depreciation and amortization	1,815,000	1,326,000
Total operating expenses	29,210,000	24,886,000
LOSS FROM OPERATIONS	(5,910,000)	(4,789,000)
INTEREST INCOME	3,000	2,000
INTEREST EXPENSE	(706,000)	(269,000)
LOSS BEFORE BENEFIT FROM
INCOME TAXES	(6,613,000)	(5,056,000)
BENEFIT FROM INCOME TAXES	(2,478,000)	(1,896,000)
NET LOSS	$(4,135,000)	$(3,160,000)
NET LOSS PER SHARE
BASIC	$(0.44)	$(0.35)
DILUTED	$(0.44)	$(0.35)

WEIGHTED AVERAGE SHARES OUTSTANDING:

BASIC	9,336,000	9,092,000
DILUTED	9,336,000	9,092,000